Exhibit (a)(5)(E)

Paris, January 19, 2007

GERMAN FEDERAL CARTEL OFFICE GRANTS PUBLICIS GROUPE CLEARANCE
FOR ACQUISITION OF DIGITAS INC.

Publicis Groupe S.A. (NYSE: PUB) announced today that it received clearance from the German Federal Cartel Office under the German Act against Restraints of Competition for its acquisition of Digitas Inc. (Nasdaq: DTAS). This clearance is the final regulatory approval necessary to the completion of Publicis Groupe's offer to acquire Digitas Inc.

As previously announced, Publicis Groupe’s tender offer by its indirect wholly owned subsidiary for all of the outstanding shares of common stock, including associated preferred stock purchase rights, of Digitas Inc. is currently scheduled to expire at 12:00 midnight, New York City time, on Wednesday, January 24, 2007. The offer remains subject to the conditions described in the Offer to Purchase dated December 26, 2006, including tender into the offer of a majority of the outstanding shares of Digitas Inc. on a fully diluted basis.

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This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The solicitation and the offer to purchase all of the outstanding shares of Digitas common stock are only being made pursuant to the tender offer statement, offer to purchase and related materials that Publicis and its indirect wholly owned subsidiary filed with the Securities and Exchange Commission (“SEC”) on December 26, 2006, as subsequently amended.

Digitas stockholders are urged to read the tender offer statement, letter of transmittal and other materials relating to the tender offer, as they contain important information, including the various terms of, and conditions to, the tender offer. Stockholders can obtain a copy of the tender offer statement, letter of transmittal and other related materials free of charge from the SEC's Edgar Database, which can be accessed through the SEC's Internet site (http://www.sec.gov), or from the information agent for the tender offer, MacKenzie Partners, Inc., by calling (800) 322-2885 (call toll-free). We urge Digitas stockholders to carefully read those materials prior to making any decision with respect to the tender offer.

Publicis Groupe (Euronext Paris: FR0000130577 and NYSE: PUB) is the world’s fourth largest communications group, as well as world’s second largest media counsel and buying group. Its activities span 104 countries on five continents.
The Groupe’s communication activities cover advertising, through three autonomous global advertising networks: Leo Burnett, Publicis, Saatchi & Saatchi, as well as through its two multi-hub networks Fallon Worldwide and 49%-owned Bartle Bogle Hegarty; media consultancy and buying through two worldwide networks ZenithOptimedia and Starcom MediaVest Group; and marketing services and specialized communications including direct marketing, public relations, corporate and financial communications, event communications, multicultural and healthcare communications with a worldwide leadership.
Web sites: www.publicisgroupe.com and www.finance.publicisgroupe.com

Digitas Inc. (NAS: DTAS) The agencies of Digitas Inc. (Nasdaq: DTAS) help blue-chip global brands develop, engage and profit from their customers through digital, direct and indirect relationships. Driving accountable and measurable relationship engines, the agencies are known for combining art (creativity and customer insight) with science (analytics, measurement and strategy) across digital and direct media. Founded in 1980, Digitas Inc. is headquartered in Boston. The Digitas agency has locations in Boston, Chicago, Detroit and New York. The Medical Broadcasting Company is located in Philadelphia. The Modem Media agency has locations in Atlanta, London, Norwalk, and San Francisco, with 2050 people for the whole group.
Web sites : www.digitasinc.com,www.digitas.com, www.mbcnet.com, and, www.modemmedia.com

Publicis Groupe Contacts:

Eve Magnant, VP, Corporate Communications: +33 1 44 43 70 25

Pierre Bénaich, Investor Relations: +33 1 44 43 65 00